Exhibit 99.1

November 14, 2007

Contact:	Daniel C. Dunn
Chief Financial Officer
(314) 771-2400

Allied Healthcare Net Income Falls
on Flat Sales

ST. LOUIS, November 13, 2007 - Allied Healthcare Products, Inc. (NASDAQ: AHPI) reported that its net income fell about 57 percent in the first quarter ending September 30, from about $202,000 last year, or 3 cents per share, to $87,000 in the current period, or 1 cent per share.

Sales for the period declined about 2.8 percent, from about $14.5 million last year to $14.1 million this year. Shipments were depressed somewhat in the quarter by short-term production difficulties but these issues have been resolved, the company said.

Despite sales weakness in some product areas in the quarter, Allied President and Chief Executive Officer Earl Refsland said that he expected stronger results to help the company meet its objectives for fiscal 2008.

Refsland also said that Food and Drug Administration approval of a new product for the emergency preparedness market has taken longer than expected but should be received before the end of 2007.

Allied again improved its cash position, Refsland said. The company had a cash balance of more than $4.0 million at the end of the quarter, an increase of about 10 percent over the previous quarter.

Allied Healthcare Products, Inc. is a leading manufacturer of respiratory care products, medical gas equipment and emergency medical products used in a wide range of alternate care settings.

“SAFE HARBOR” STATEMENT: Statements contained in this release that are not historical facts or information are “forward-looking statements.” Words such as “believe,” “expect,” “intend,” “will,” “should,” and other expressions that indicate future events and trends identify such forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome and future results of operations and financial condition to be materially different than stated or anticipated based on the forward-looking statements. Such risks and uncertainties include both general economic risks and uncertainties, risks and uncertainties affecting the demand for and economic factors affecting the delivery of health care services, and specific matters which relate directly to the Company’s operations and properties as discussed in its periodic filings with the Securities and Exchange Commission. The Company cautions that any forward-looking statement contained in this report reflects only the belief of the Company or its management at the time the statement was made. Although the Company believes such forward-looking statements are based upon reasonable assumptions, such assumptions may ultimately prove inaccurate or incomplete. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement was made.

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ALLIED HEALTHCARE PRODUCTS, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three months ended September 30,
	2007	2006

Net sales	$14,101,618	$14,477,442
Cost of sales	10,934,605	10,957,890

Gross profit	3,167,013	3,519,552

Selling, general and administrative expenses	3,042,969	3,190,997

Income from operations	124,044	328,555

Interest income	(40,769)	(28,169)
Other expense, net	15,150	9,302
	(25,619)	(18,867)

Income before provision
for income taxes	149,663	347,422

Provision for income taxes	62,597	145,788
Net income	$87,066	$201,634

Basic and diluted earnings per share	$0.01	$0.03

Weighted average common shares
Outstanding - Basic	7,883,577	7,859,903

Weighted average common shares
Outstanding - Diluted	8,106,796	8,065,153

ALLIED HEALTHCARE PRODUCTS, INC.
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	September 30, 2007	June 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$4,017,496	$3,638,870
Accounts receivable, net of allowances of $325,000 and $460,000, respectively	7,395,812	7,251,767
Inventories, net	12,195,312	12,999,472
Other current assets	619,244	275,254
Total current assets	24,227,864	24,165,363
Property, plant and equipment, net	10,422,347	10,677,000
Goodwill	15,979,830	15,979,830
Other assets, net	565,221	496,127
Total assets	$51,195,262	$51,318,320

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,010,398	$3,040,313
Other accrued liabilities	2,684,800	2,508,820
Deferred income taxes	734,531	882,001
Deferred revenue	465,000	465,000
Total current liabilities	6,894,729	6,896,134

Deferred revenue	1,821,250	1,937,500

Commitments and contingencies

Stockholders' equity:
Preferred stock; $0.01 par value; 1,500,000 shares
authorized; no shares issued and outstanding	-	-
Series A preferred stock; $0.01 par value; 200,000 shares
authorized; no shares issued and outstanding	-	-
Common stock; $0.01 par value; 30,000,000 shares
authorized; 10,187,069 shares issued at September 30, 2007
and June 30, 2007; 7,883,577 shares outstanding at
September 30, 2007 and June 30, 2007	101,871	101,871
Additional paid-in capital	47,459,837	47,441,163
Retained earnings	15,649,003	15,673,080
Less: treasury stock, at cost; 2,303,492 shares at
September 30, 2007 and June 30, 2007	(20,731,428)	(20,731,428)
Total stockholders' equity	42,479,283	42,484,686
Total liabilities and stockholders' equity	$51,195,262	$51,318,320